UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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[ ]	Definitive Proxy Statement
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National Health Investors, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Contact: Dana Hambly, Vice President, Investor Relations
Phone: (615) 890-9100

National Health Investors, Inc. Highlights Steps Taken to Deliver Stockholder Value

National Health Investors, Inc. Files Definitive Proxy Materials and Mails Letter to Stockholders

NHI Continues Commitment to Board Refreshment with Two Appointments in 2025 and Meaningful Governance Enhancements

NHI Urges Stockholders to Vote “FOR” National Health Investors, Inc.’s Highly Qualified and Experienced Nominees on the WHITE Proxy Card

MURFREESBORO, Tenn.-- (April 8, 2025) -- National Health Investors, Inc. (NYSE:NHI) (“NHI” or “the Company”) announced today that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming Annual Meeting of Stockholders scheduled for May 21, 2025. Stockholders of record as of the close of business on March 28, 2025, are entitled to vote at the meeting. The NHI Board of Directors recommends stockholders vote on the WHITE proxy card “FOR” the election of NHI board members Robert G. Adams, Robert W. Chapin, Jr., James R. Jobe and Candice W. Todd.

In conjunction with the filing of the definitive proxy statement, NHI is mailing a letter to the Company’s stockholders.

Highlights of the letter include:

•NHI is strategically and financially in an excellent position to capitalize on significant organic and external growth opportunities.
•As a result, NHI has generated superior relative total shareholder return (“TSR”) over the past several years, including TSR of over 30% in 2024, which significantly outperformed the Nareit Healthcare REIT Index.
•Our Board is refreshed with four new members in the past four years and two new members in the past year. Our Board committed to remove our classified board structure, and a proposal to declassify the Board is included for stockholder consideration at the Annual Meeting of Stockholders.
•NHI’s director nominees possess a strong and diverse mix of relevant experience and expertise that the Board believes are best suited to guide NHI through the significant ongoing growth opportunity in senior housing.
•Our Board has created a Special Committee of Non-Interested Directors to oversee the ongoing National HealthCare Corporation (“NHC”) lease negotiations and we have retained an independent national consultancy firm to advise and assist NHI in the ongoing NHC lease negotiations.
•Land & Buildings has proposed no new ideas for NHI or its business or strategy and we believe their demand to have their two handpicked candidates put on the NHI Board is both unwarranted and self-serving given the recent significant Board refreshment.

NHI’s definitive proxy materials and other materials regarding the Board’s recommendation for the Annual Meeting of Stockholders can be found at https://investors.nhireit.com.

Vote “FOR” Robert G. Adams, Robert W. Chapin, Jr., James R. Jobe and Candice W. Todd on the Enclosed WHITE Proxy Card Today

The full text of the letter being mailed to stockholders follows.

April 8, 2025

Dear Fellow Stockholders:

Investors in National Health Investors, Inc. (“NHI” or the “Company”) are presented with an important decision impacting the future of your investment at our upcoming Annual Meeting of Stockholders scheduled to be held virtually on May 21, 2025 (the “Annual Meeting”). Your attention to and participation in this year’s Annual Meeting is especially significant. As you may be aware, Land & Buildings (“L&B”), an activist hedge fund that owns approximately 1.3% of our shares outstanding, intends to propose two nominees for election to our Board to replace two of our highly qualified nominees.

The NHI Board has carefully considered both L&B nominees. Each has been interviewed by our Board Chair as well as the Chair of the Nominating and Corporate Governance Committee and we believe the nominees recommended by our Board, Mr. Robert G. Adams, Mr. Robert W. Chapin, Jr., Mr. James R. Jobe and Ms. Candice W. Todd, are best positioned to serve the interests of all stockholders while continuing to hold NHI management accountable in building upon the strong returns delivered in 2024.

Our Board works diligently to ensure that it is fulfilling its fiduciary duty to act in the best interest of all stockholders. Since 2020, five new independent directors have joined our Board, providing fresh perspectives that complement the critical institutional knowledge of our longer serving directors. Our Nominating and Corporate Governance Committee, assisted by a leading national search firm, continues to search for new directors with additive skill sets, particularly in senior housing finance and related operating backgrounds.

We believe that our Board’s guidance has been instrumental in navigating the Covid-19 pandemic and subsequent portfolio optimization efforts, which has led to significant total shareholder return (“TSR”) outperformance relative to the healthcare REIT industry over several years.

We ask you to vote “FOR” the election of our four director nominees at the Annual Meeting. The Board does NOT endorse the nominees proposed by L&B and requests you NOT RETURN OR OTHERWISE VOTE ANY GOLD PROXY CARD SENT BY L&B.

USE THE WHITE PROXY CARD TO VOTE FOR ALL FOUR OF NHI’S DIRECTOR NOMINEES

NHI is strategically and financially in an excellent position to capitalize on significant organic and external growth opportunities which has generated superior relative TSR over several years.

Our 2024 annual results marked a return to growth as we increased our net income, Nareit Funds from Operations (“FFO”), Normalized FFO, and Funds Available for Distribution for the first time since 2020. The performance was driven by strong contributions from both organic initiatives as well as external investment activity and surpassed our initial expectations. In 2024, NHI’s TSR was 30.6%, significantly outperforming the Nareit Healthcare REIT Index. This was a continuation of strong TSR as we outperformed this index measured over the 3-year and 5-year periods as well.

The hard work performed during the portfolio optimization years contributed meaningfully to 2024. This included over $11 million in total deferral repayments and improved operations across our asset classes.

NOI for our Senior Housing Operating Portfolio (“SHOP”) increased by approximately 32% with meaningful improvements in occupancy and in operating margin. From a capital allocation perspective, we announced investments of over $235 million at an average yield of approximately 8.6%. This was our most active year since 2019, and the momentum continues to build.

The strength in our financial profile positions NHI well to deploy capital for future investments and creates a significant strategic advantage as the supply of capital is shrinking just as demand is increasing. We were opportunistic in the equity markets during 2024 and the first quarter of 2025, raising net proceeds of approximately $278.4 million on a forward basis of which approximately $68.9 million remained available to settle at March 31, 2025. Our leverage improved throughout the year with net debt-to-adjusted EBITDA at the bottom end of our targeted 4x – 5x range. In addition to the investments announced last year, we have already closed on $136.4 million in investments in 2025 and have an active pipeline beyond that.

Our Board has made significant changes since it first expanded in 2020, including a number of key actions taken in 2024 and director appointments in 2025 as a result of a continued focus on refreshment and investor feedback.

The Company and the Board consider feedback from our stockholders. The Board’s refreshment over the last several years reflects its commitment to its fiduciary responsibility and careful consideration of the views of all stockholders. Since 2020, average Board tenure has decreased from 21 years to 7 years with female board representation growing from 0% to 37.5%.

Our Board has enacted a number of initiatives over the past twelve months, involving a comprehensive stockholder engagement campaign, which we believe enhance Board effectiveness and will assist in driving stockholder value. Among these are:

•Creation of a Special Committee of Non-Interested Directors to advise on the ongoing master lease negotiations with National HealthCare Corporation (“NHC”);
•Addition of Candice W. Todd and Robert W. Chapin, Jr. as new independent directors in January 2025 and March 2025, respectively;
•Commitment to remove our classified board structure, for which a proposal is included for stockholder consideration at the upcoming Annual Meeting;
•Appointments of Tracy M.J. Colden to chair the Nominating and Corporate Governance Committee and Candice W. Todd to chair the Audit Committee;
•Appointment of James R. Jobe as the chair of the Compensation Committee and subsequent engagement of an independent third-party compensation consultant;
•Appointment of Robert W. Chapin, Jr. as the newest Board member and addition to the Special Committee of Non-Interested Directors; and
•Establishment of a management ESG Committee and pending publication of NHI’s first annual sustainability report.

Additionally, two of our longest-tenured Board members, who contributed to our success with significant insights and leadership, retired during 2025. We thank them for their service.

NHI’s director nominees possess a diverse mix of relevant experience and expertise that the Company believes are best suited to guide NHI through this substantial growth opportunity in senior housing.

The Board urges stockholders to vote “FOR” our four director nominees who individually bring separate skills and experience that we believe collectively adds to a more effective Board. L&B plans to recommend that stockholders vote against Robert G. Adams and James R. Jobe at the upcoming Annual Meeting due primarily to their perceived lack of independence and ties to NHC. Importantly, as already noted, both Messrs. Adams and Jobe are excluded from any involvement in NHC-related matters. The Company deeply values Messrs. Adams’ and Jobe’s senior housing and tax regulation expertise and guidance which strongly position us to capitalize on the senior housing growth opportunity over the next several years.

Robert G. Adams
Mr. Adams has served on the Board of NHI since 2020. As a long-serving executive and Board member at NHC, he brings a wealth of experience and knowledge regarding strategy and operations in the long-term care and senior housing industry. Mr. Adams’ extensive public company and C-suite experience are valuable and relevant to the Board in many areas including asset investments and dispositions, healthcare operations, and regulatory healthcare policy. Mr. Adams is also one of NHI’s largest individual stockholders with beneficial ownership of 597,644 shares valued at approximately $42 million (excluding unexercised stock options) as of March 28, 2025, which clearly aligns his interests with those of our stockholders.

James R. Jobe
Mr. Jobe has extensive institutional knowledge as he has served on the Board of NHI since 2013 and previously served as an independent director on the board of NHR until its merger with NHC in 2007. He is a partner in the accounting firm of Jobe, Hastings & Associates where he provides accounting and consulting services primarily to the healthcare and long-term care industries. Mr. Jobe is the only active CPA currently on the NHI Board and his specialty focus on tax accounting is valuable to NHI as we are organized to comply with highly specific REIT tax rules. In December 2024, he was appointed as the chair of the Compensation Committee, which subsequently engaged a third-party compensation consultant which we believe will lead to better alignment in our executive and Board compensation. Mr. Jobe is also a member of the Audit Committee.

Candice W. Todd
Ms. Todd joined the Board on January 1, 2025, following a national search process that was in response to concerns raised by certain stockholders, including L&B. Ms. Todd has an extensive background in real estate investments, finance and accounting, and capital markets having served for many years as an executive of Morgan Stanley Real Estate Investments and predecessor companies. Ms. Todd also serves on the board of directors at Highwoods Properties (HIW), a fully integrated office REIT, where she serves as a financial expert and on the audit committee. Ms. Todd is currently the Chair of NHI’s Audit Committee, a member of the Nominating and Corporate Governance Committee and serves on the Special Committee of Non-Interested Directors.

Robert W. Chapin, Jr.
Mr. Chapin is NHI’s newest Board member having been appointed on March 26, 2025. He was also identified through a national search process. Mr. Chapin is a highly qualified executive with significant expertise in senior housing operations, real estate investments and capital markets. His expertise in senior housing operations fills a particular need for the Board as the Company evaluates growth in its Senior Housing Operating Portfolio. Mr. Chapin serves on the Special Committee of Non-Interested Directors.

Our Board has created a Special Committee of Non-Interested Directors specifically to oversee the NHC negotiations, and NHI has retained an independent third-party firm to assist NHI in the ongoing NHC lease negotiations.

NHI is currently evaluating several options on a master lease covering 35 properties with one of our largest tenants, NHC, which is set to expire on December 31, 2026. L&B has raised a concern that it believes conflicts of interest exist with several Board members which could jeopardize their ability to act objectively in overseeing the lease negotiations.

We strongly disagree with this concern; however, we understand a cautionary stockholder’s perception of a conflict of interest. As a result and consistent with governance best practices, the Board created a Special Committee of Non-Interested Directors specifically to oversee these negotiations and ultimately decide, with input from management, on which path it believes will create the most value for stockholders. The Special Committee members include Messrs. McCabe and Chapin and Mses. Colden and Todd. While we do not believe a conflict of interest exists, in order to eliminate even the perception of a conflict, the Special Committee does not discuss any NHC-related matters in Board meetings or with other Board members not on the Special Committee. Further, NHI retained Blueprint Healthcare Real Estate Advisors, an independent national consultancy firm focused on skilled nursing and senior housing, to assist the Special Committee and our management team with underwriting, diligence, and market analysis related to the NHC portfolio. We also note that in December 2024 and January 2025, Andy Adams and Robert Webb, who had served on the Board since the Company’s inception in 1991, retired, which we believe further diminishes any perceived conflicts of interest with NHC.

With respect to L&B’s financial analysis regarding the NHC lease, we note that in a February 19, 2025 press release L&B stated that it estimated a “75% or more upside to the current rent NHC is paying” but based this on only one precedent transaction in the same area of the country and on rent coverage metric estimates that are not grounded in any Company disclosures. L&B also cited a September 2022 lease amendment with NHC stating that “base rents declined over the life of the lease” which is misleading as the base rent on the remaining 35 properties in the portfolio increased compared to the base rent prior to the amendment. In our view, these comments (1) create an overly simplistic and misleading expectation for any potential outcome of the NHC lease renegotiation and (2) demonstrate a fundamental misunderstanding of the 2022 lease amendment. Therefore, we caution stockholders in relying on L&B’s estimates related to the NHC lease, which we believe are clearly flawed and misleading and which cause us to question their depth of knowledge and understanding of our complex sector.

NHI has and will continue to engage constructively with stockholders, including L&B.

The Board and management have had multiple meetings with representatives of L&B since L&B first disclosed its investment in the Company in November 2023. We believe that we have been thoughtful and publicly responsive to their recommendations. Given the recent retirements of Messrs. Andy Adams and Webb as well as the appointments of Ms. Todd and Mr. Chapin, we were disappointed to learn of L&B’s intent to nominate two new directors and continuation of this distracting and costly campaign.

In advance of Mr. Chapin’s appointment, our Board Chair and our Chair of the Nominating and Corporate Governance Committee held a meeting with representatives of L&B and separately interviewed each of their nominees. The Board ultimately decided to appoint Mr. Chapin to the Board, considering him a superior candidate for the Board as compared to the candidates proposed by L&B and believing his skill set, particularly in senior housing, meets a larger need for the Board.

It is unfortunate that L&B has chosen to engage in a costly, time-consuming and unproductive proxy fight after substantial progress has been made to address their concerns.

We still maintain that we are in the early stages of meaningful multi-year growth in the senior housing industry supported by the most favorable supply / demand dynamics that the industry has ever experienced. NHI has emerged from the massive disruption of the pandemic with a much healthier portfolio of leased assets and a footprint in the fast-growing senior housing operating segment. Our balance sheet is in great shape, and we have ready access to equity capital to support our growth needs. Our current position of strength is largely attributable to strategy and execution supported by an excellent working relationship between the Board and management.

We thank you for your continued support. Your vote “FOR” our director nominees on the WHITE proxy card helps ensure that you have a Board cohesively working to deliver long-term stockholder value on your investment.

Sincerely,

The NHI Board of Directors

Forward-Looking Statements

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “should”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, “projects”, “likely” and other similar expressions are forward-looking statements.

Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the operating success of our tenants, managers and borrowers for collection of our lease and interest income; the risk that our tenants, managers and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to the concentration of a significant percentage of our portfolio to a small number of tenants; risks associated with pandemics, epidemics or outbreaks on our operators’ business and results of operations; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that changes to laws, regulations and reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants, managers and borrowers may be adversely affected by increased liability claims and liability insurance costs; the risk that we may not be fully indemnified by our tenants, managers and borrowers against future litigation; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests; risks related to our joint venture investment with Life Care Services for Timber Ridge; inflation and increased interest rates; adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults, or non-performance by financial institutions; operational risks with respect to our SHOP structured communities; risks related to our ability to maintain the privacy and security of Company information; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; competition for acquisitions may result in increased prices for properties; our ability to retain our management team and other personnel and attract suitable replacements should any such personnel leave; the risk that our assets may be subject to impairment charges; our ability to raise capital through equity sales is dependent, in part, on the market price of our common stock, and our failure to meet market expectations with respect to our business, or other factors we do not control, could negatively impact such market price and availability of equity capital; the potential need to refinance existing debt or incur additional debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; downgrades in our credit ratings could have a material adverse effect on our cost and availability of capital; we rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; our ability to pay dividends in the future; legislative, regulatory, or administrative changes; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust and other risks which are described under the heading “Risk Factors” in Item 1A in our Form 10-K for the year ended December 31, 2024. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information in the above referenced Form 10-K. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.

Important Additional Information Regarding Proxy Solicitation

NHI has filed a definitive proxy statement and WHITE proxy card (the “Proxy Statement”) with the SEC in connection with the solicitation of proxies for the Company’s Annual Meeting. The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 25, 2025. Details concerning the nominees of the Company’s Board of Directors for election at the Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents, including the definitive Proxy Statement (and any amendments or supplements thereto) and other documents filed by the Company with the SEC, are available for no charge at the SEC’s website at www.sec.gov and at the Company’s investor relations website at https://investors.nhireit.com.

Glossary and Reconciliation of Non-GAAP Financial Measures

These financial performance measures do not represent cash generated from operating activities in accordance with U.S. generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs. These supplemental performance measures may not be comparable to similarly titled measures used by other REITs that may use a different definition of these performance measures. Consequently, our FFO, Normalized FFO, Normalized Funds Available for Distribution (“FAD”) and Net Operating Income (“NOI”) may not provide a meaningful measure of our performance as compared to that of other REITs.

Net Operating Income
NOI is a U.S. non-GAAP supplemental financial measure used to evaluate the operating performance of real estate. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of our properties at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and to assess the property level performance of our properties.

Adjusted EBITDA
We consider Adjusted EBITDA to be an important supplemental measure because it provides information which we use to evaluate our performance and serves as an indication of our ability to service debt. We define Adjusted EBITDA as consolidated earnings before interest, taxes, depreciation and amortization, excluding real estate asset impairments and gains on dispositions and certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing Adjusted EBITDA for the current period to similar prior periods. These items include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs. Adjusted EBITDA also includes our proportionate share of unconsolidated equity method investments presented on a similar basis. EBITDA reflects GAAP interest expense, which excludes amounts capitalized during the period.

Funds From Operations - FFO
FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation, senior housing portfolio capital expenditures as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

NOI Reconciliations	Years Ended December 31,
($ in thousands)	2024	2023
Net income	$136,639	$134,381
Gain on forward sale agreement, net	(6,261)	—
Gains from equity method investment	(402)	(555)
Other income	—	(202)
Loss on early retirement of debt	—	73
(Gain) loss on operations transfer, net	—	(20)
Gains on sales of real estate	(6,678)	(14,721)
Loan and realty losses, net	5,295	1,376
General and administrative	20,736	19,314
Franchise, excise and other taxes	38	449
Legal	1,052	507
Interest	59,903	58,160
Depreciation	71,443	69,973
Consolidated NOI	$281,765	$268,735

NOI by segment:
Real Estate Investments	$269,127	$259,162
SHOP	12,170	9,222
Non-Segment/Corporate	468	351
Total NOI	$281,765	$268,735

SHOP NOI Reconciliations	Years ended December 31,
($ in thousands)	2024	2023
Total revenues	$54,421	$48,809
Labor	(17,166)	(16,165)
Dietary	(4,287)	(3,763)
Utilities	(3,887)	(3,537)
Taxes and insurance	(6,412)	(5,889)
Other senior housing operating expenses	(10,499)	(10,233)
NOI	12,170	9,222
Depreciation	(10,157)	(9,158)
Net income (loss)	$2,013	$64

Adjusted EBITDA Reconciliation	Years Ended December 31,
($ in thousands)	2024	2023
Net income	$136,639	$134,381
Interest expense	59,903	58,160
Franchise, excise, and other taxes	38	449
Depreciation	71,443	69,973
NHI's share of EBITDA adjustments for unconsolidated entities	719	2,432
Gain on forward equity sale agreement, net	(6,261)	—
Gains on sales of real estate, net	(6,678)	(14,721)
Impairments of real estate	654	1,642
(Gain) loss on operations transfer, net	—	(20)
Loss on early retirement of debt	—	73
Non-cash write-off of straight-line rent receivable	1,452	—
Non-cash rental income	—	(2,500)
Note receivable credit loss expense	4,641	(266)

Adjusted EBITDA	$262,550	$249,603

Net Debt to Adjusted EBITDA
Consolidated Total Debt	$1,146,041	$1,135,051
Less: cash and cash equivalents	(24,289)	(22,347)
Consolidated Net Debt	$1,121,752	$1,112,704

Adjusted EBITDA	$262,550	$249,603
Annualized impact of recent investments, dispositions and payoffs	12,962	(1,669)
	$275,512	$247,934

Consolidated Net Debt to Adjusted EBITDA	4.1x	4.5x

	Years ended December 31,
($ in thousands, except share and per share amounts)	2024	2023
Net income attributable to common stockholders	$137,867	$135,597
Elimination of certain non-cash items in net income:	—	—
Real estate depreciation	70,449	69,436
Real estate depreciation related to noncontrolling interests	(1,647)	(1,585)
Gains on sales of real estate	(6,678)	(14,721)
Impairments of real estate	654	1,642
NAREIT FFO attributable to common stockholders	200,645	190,369
Gain on operations transfer, net	—	(20)
Loss on early retirement of debt	—	73
Non-cash write-off of straight-line rents receivable	1,452	—
Gain on forward equity sale agreement, net	(6,261)	—
Non-cash rental income	-	(2,500)
Normalized FFO attributable to common stockholders	195,836	187,922
Straight-line lease revenue, net	(4,483)	(6,961)
Straight-line lease revenue, net, related to noncontrolling interests	(19)	58
Non-real estate depreciation	994	537
Non-real estate depreciation related to noncontrolling interests	(140)	(49)
Amortization of lease incentives	2,893	2,521
Amortization of lease incentive related to noncontrolling interests	(508)	(434)
Amortization of original issue discount	322	322
Amortization of debt issuance costs	3,461	2,325
Adjustments related to equity method investments, net	(1,863)	(1,647)
Note receivable credit loss expense	4,641	(266)
Equity method investment capital expenditures	(293)	(210)
Equity method investment non-refundable fees received	1,357	1,327
Gains from equity method investment	(402)	(555)
Non-cash share-based compensation	4,182	4,605
SHOP recurring capital expenditures	(1,948)	(1,845)
SHOP recurring capital expenditures related to noncontrolling interests	180	191
Normalized FAD attributable to common stockholders	$204,210	$187,841

BASIC
Weighted average common shares outstanding	$43,844,771	$43,388,794
NAREIT FFO attributable to common stockholders per share	$4.58	$4.39
Normalized FFO attributable to common stockholders per share	$4.47	$4.33

DILUTED
Weighted average common shares outstanding	44,102,636	43,389,466

NAREIT FFO attributable to common stockholders per share	$4.55	$4.39
Normalized FFO attributable to common stockholders per share	$4.44	$4.33